                                                                     EXHIBIT 4.2

                         ARTICLES OF AMENDMENT TO THE

                         ARTICLES OF INCORPORATION OF

                                 CASMYN CORP.,
                           (A COLORADO CORPORATION)



          Pursuant to the provisions of Section 7-106-102(4) of the Colorado Corporation Code, Casmyn Corp., a Colorado corporation (the "Corporation") executes the following Articles of Amendment to its Articles of Incorporation.

          FIRST:    The name of the corporation is: CASMYN CORP.

          SECOND:   The following resolution, establishing and designating a
series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Corporation on March 5, 1997 pursuant to authority vested in it by the Articles of Incorporation:

               RESOLVED that there shall be a series of shares of the Preferred Stock of the Corporation designated "First Convertible Preferred Stock"; that the number of shares of such series shall be 2,500,000 and that the rights and preferences of such series (the "First Preferred") and the limitations or restrictions thereon, shall be as follows:

          1.   Dividends.
               ---------

               (a) The holders of the First Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $2.00 per share per annum, payable commencing July 31, 1997 and thereafter quarterly on September 30, December 31, March 31 and June 30 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation ranking junior to the First Preferred. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding First Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation except a class or series which is entitled to priority over the First Preferred.
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               (b) Dividends shall be paid in shares of First Preferred valued at $25 per share.

               (c) If on any dividend payment date the shares of Common Stock issuable upon conversion of the First Preferred are not registered under the Securities Act of 1933 or if there is not then available for delivery upon resale of such shares of Common Stock a prospectus meeting the requirements of said Act and the rules thereunder, then the shares of First Preferred issued in payment of such dividend shall be valued at $15 per share.

          2.   Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the First Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other class or series of shares except any class or series which is entitled to priority over the First Preferred, the amount of $25 per share plus any accrued but unpaid dividends plus any amounts accrued but unpaid under Section 1.4(b)(iv) of the Preferred Stock Investment Agreement under which shares of the First Preferred were originally issued (the "Liquidation Preference").

               (b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the First Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the First Preferred at any time within thirty calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the First Preferred in the manner provided by law for the giving of notice of meetings of shareholders. Such notice shall be given by the Corporation immediately following determination of such essential terms. If such option is exercised, the holders of the First Preferred shall be entitled to receive, in cash, immediately upon the occurrence of such transaction, an amount per share equal to the Liquidation Preference divided by the difference between 100% and the Applicable Percentage determined pursuant to Section 4(e)(iii) hereof.

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          3.   Mandatory Conversion.
               --------------------

               (a) At any time, the Corporation may require a portion of the shares of First Preferred to be converted into Common Stock (a "Required Conversion") by giving notice ("Notice of Required Conversion") to the holders of the First Preferred specifying the number of shares to be converted, the proportion of each holder's shares to be converted, and the Conversion Price. Any such Notice shall specify the date when it is given (the "Notice Date") and shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the First Preferred at the address last shown on the records of the Corporation for such holder, and shall be transmitted by telecopy (facsimile) transmission to any holder who has given notice to the Corporation of such holder's telecopy address, not later than the Notice Date.

                    (i) Not more than one Notice of Required Conversion may be given in any period of 30 days.

                    (ii) A Notice of Required Conversion may not be given unless
     (A) the low trading price of the Common Stock on each of the ten trading days preceding the date ("Notice Date") on which such Notice is given has been equal to or greater than $14 per share (subject to adjustment for stock splits, stock dividends and like capital adjustments), and (B) the shares of Common Stock issuable upon conversion of the First Preferred are registered under the Securities Act of 1933, such stock is listed and traded on NASDAQ or on a national securities exchange, and there is available for delivery upon resale of such shares of Common Stock a prospectus meeting the requirements of said Act and the rules thereunder.

                    (iii) The number of First Preferred shares which the Corporation may require to be converted by any Notice of Required Conversion shall not exceed the quotient obtained by dividing the average Dollar Volume (as herein defined) for the twenty trading days immediately prior to the Notice Date by twenty-five (25). "Dollar Volume" means the low trading price on a trading day multiplied by the trading volume for such day as reported by the principal market on which the Common Stock is traded. If trading volume is not reported for the Common Stock, then the Corporation may not require conversion under this subsection (a).

                    (iv) The Conversion Price upon Required Conversion shall be 61% of the lowest trading price during the Lookback Period in effect as of the Notice Date, but not more than the Conversion Cap, if the Conversion Cap has then been determined. The terms "Low Trading Price," "Trading Day," "Lookback Period," and "Conversion Cap" have the meanings given them in
     Section 4(e) hereof.


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                   (v) On or after the Notice Date each holder of First
     Preferred shall surrender to the Corporation the certificate or certificates representing the specified proportion of the total number of First Preferred shares held by such holder, duly endorsed, at the place designated by the Corporation in the Notice of Required Conversion, and the Corporation shall deliver to such holder within three trading days thereafter the certificates representing the Common Stock to which such holder is entitled upon conversion, together with a new First Preferred certificate representing the portion of the First Preferred not converted. The Required Conversion shall be deemed to have become effective on the second business day after the Notice of Required Conversion is given by the Corporation. In addition to mailing the Notice of Required Conversion, the Corporation shall transmit such Notice by telecopy (facsimile) transmission to any holder who has given notice to the Corporation of such holder's telecopy address.

               (b) On the fifth anniversary of the date of issuance, all then outstanding shares of First Preferred shall be automatically converted into Common Stock at the Conversion Price on such anniversary date and otherwise pursuant to the applicable provisions set forth in Section 4(d) and (e) hereof.

          4.   Conversion.  The holders of the First Preferred shall have
               ----------
     optional conversion rights as follows:

               (a) Accrual of Conversion Rights. Commencing 91 days after the
                   ----------------------------
     date of issuance, or (if earlier) the date that a Registration Statement covering the underlying shares of Common Stock has been declared effective by the Securities and Exchange Commission, 10% (or such larger percentage as is determined by the Corporation in its sole discretion) of the number of First Preferred shares held of record by each holder ("Original Holder") on such 91st day shall become convertible, and thereafter on the successive monthly anniversaries of such 91st day an equal number of the First Preferred shares held by the Original Holder or his successors shall become convertible (on a cumulative basis). Monthly anniversaries shall be determined on the basis of calendar days and months. In the case of transfers of shares by an Original Holder the Corporation shall make such notations on its stock ownership records and on the certificates for shares issued upon transfer so as to reflect the portion (if any) of the transferred shares which have become convertible pursuant to this provision, or the Corporation may at its election issue certificates representing the First Preferred shares in such form, or with such annotations, as to reflect the time or times at which the shares represented by such certificates will become convertible.

               (b) Removal of Limitations.  The limitations set forth in Section
                   ----------------------
     4(a) hereof, with respect to the percentage of First Preferred shares which may be converted during certain time periods, shall terminate and all the First Preferred

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

     shares shall thereafter be fully convertible if any of the following events or conditions shall occur or exist: (i) an event described in Section 2(b) shall occur, whether or not the holders of First Preferred deem such event to be a liquidation; (ii) proceedings for relief under any bankruptcy or similar law for the relief of debtors are instituted by or against the Corporation or any of its significant subsidiaries and, if instituted against the Corporation or such subsidiary, are consented to or not dismissed within 30 days; (iii) the Corporation shall fail to make timely filing of any required report on Form 10K or Form 10Q under the Securities Exchange Act of 1934; (iv) the independent auditors of the Corporation shall fail or be unwilling to express within 90 days after the end of the Corporation's fiscal year a customary opinion on the financial statements of the Corporation, or shall express such opinion subject to a "going concern" qualification; (v) the Common Stock of the Corporation shall cease to be listed on either the NASDAQ Small-Cap Market, the NASDAQ National Market, or a national securities exchange; or (iv) there shall be a material breach by the Corporation of any of its obligations hereunder or under the Preferred Stock Investment Agreements pursuant to which the First Preferred was originally issued.

               (c) Right to Convert.  At and after the time it has become
                   ----------------
     convertible, each share of First Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the liquidation preference of the First Preferred share determined pursuant to
     Section 2 hereof on the date the notice of conversion is given, by (ii) the Conversion Price determined as hereinafter provided in effect on said date, provided however, that a share of First Preferred shall not be converted into Common Stock if following such conversion the holder thereof together with affiliates of such holder would be the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of the Common Stock of the Corporation.

               (d) Mechanics of Conversion.  To convert shares of First
                   -----------------------
     Preferred into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a certificate representing the shares of First Preferred not so converted, if any. The Corporation shall effect such issuance immediately and

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     shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three trading days after the receipt of such notice. Notice of conversion may be given by a holder at any time of day up to 5:00 pm Los Angeles time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Conversion Date.

               (e) Determination of Conversion Price.
                   ---------------------------------

                   (i) Subject to the provisions of subsection (f) of this Section, on any Conversion Date, the Conversion Price shall be the lowest trading price of the Common Stock for the consecutive trading days in the Lookback Period (as defined below) ending with the trading day prior to the Conversion Date, reduced by the Applicable Percentage (as defined below) in effect on the Conversion Date.

                   (ii) For Conversion Dates falling within the monthly periods specified below, the number of consecutive trading days in the Lookback Period shall be as follows:

               15 days through the last day of the 3rd month after the date of issuance.
               18 days through the last day of the 4th month after the date of issuance.
               21 days through the last day of the 5th month after the date of issuance.
               24 days through the last day of the 6th month after the date of issuance.
               27 days through the last day of the 7th month after the date of issuance.
               30 days through the last day of the 8th month after the date of issuance.
               33 days through the last day of the 9th month after the date of issuance.
               36 days through the last day of the 10th month after the date of issuance.
               39 days through the last day of the 11th month after the date of issuance.
               42 days through the last day of the 12th month after the date of issuance.
               45 days through the last day of the 13th month after the date of issuance.
               48 days through the last day of the 14th month after the date of issuance.
               51 days through the last day of the 15th month after the date of issuance.
               54 days through the last day of the 16th month after the date of issuance.
               57 days through the last day of the 17th month after the date of issuance.
               60 days thereafter.

                   (iii) The Applicable Percentage shall be as follows:

               8.5% through the last day of the 4th month after the date of issuance.
               9.5% Starting on the 1st day of the 5th month after the date of issuance.
               11% Starting on the 1st day of the 6th month after the date of issuance.
               12% Starting on the 1st day of the 7th month after the date of issuance.
               13.5% Starting on the 1st day of the 8th month after the date of issuance.
               15% Starting on the 1st day of the 9th month after the date of issuance.

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

               16.5% Starting on the 1st day of the 10th month after the date of issuance.
               18% Starting on the 1st day of the 11th month after the date of issuance.
               19.5% Starting on the 1st day of the 12th month after the date of issuance.
               22% Starting on the 1st day of the 13th month after the date of issuance.
               24.5% Starting on the 1st day of the 14th month after the date of issuance.
               28.5% Starting on the 1st day of the 15th month after the date of issuance.
               32.5% Starting on the 1st day of the 16th month after the date of issuance.
               36.5% Starting on the 1st day of the 17th month after the date of issuance.
               39% Starting on the 1st day of the 18th month after the date of issuance.

     For purposes of this resolution, the term "months" means calendar months, and when months are measured after the date of issuance, each such month shall end on a monthly anniversary of the date of issuance. For example, if the date of issuance were January 10, 1997, the fifth month after the date of issuance would end on and would include June 10, 1997, the sixth month after the date of issuance would commence on June 11, 1997 and end on July 10, 1997, and the twelfth month after the date of issuance would commence on December 11, 1997 and would end on January 10, 1998.

                    (iv) At any date more than 18 months after the date of issuance, the Conversion Price shall be the lesser of (x) 61% of the average closing price of the Common Stock for all the trading days during such 18th month (the "Conversion Cap"), or (y) the Conversion Price determined pursuant to subsections (i), (ii) and (iii) above.

                    (v) The terms "low trading price" and "last sale price" of the Common Stock on any day shall mean, respectively, (A) the lowest reported sale price and the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the lowest reported sale price and the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price and the last bid price for the Common Stock as reported by National Quotation Bureau Incorporated. If none of the foregoing provisions are applicable, the "low trading price" and "last sale price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected by the Board of Directors of the Corporation. The term "trading day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated

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     quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. The "closing price" of the Common Stock on any day means the "last sale price" as defined above.

                    (vi) In the event that during any period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and (if such event occurs during the 18th month after the date of issuance) the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event, and like adjustment shall be made in the $14 price specified in Section 3(a)(ii) and in the $6 price specified in Section 4(f). If such an event occurs more than 18 months after the date of issuance, the Conversion Cap shall be proportionately decreased or increased to give effect to such event.

               (f) Depressed Price Condition.  A "Depressed Price Condition"
                   -------------------------
     shall be deemed to exist on any date if during the period of twenty consecutive trading days immediately prior to such date the average closing price of the Common Stock shall have been less than $6 per share (subject to adjustment for stock splits, stock dividends and like capital adjustments). If and so long as a Depressed Price Condition exists, (i) the number of consecutive trading days in the Lookback Period shall be three days, (ii) the Conversion Price shall be the average of the low trading prices for the consecutive trading days in the Lookback Period reduced by the Applicable Percentage, and (iii) the Corporation may at its option, exercised by written notice ("Cash Conversion Notice") given to the holders of the First Preferred five days prior to the effective date specified in such Notice (the "Effective Date") require that any First Preferred shares converted on the Effective Date, or thereafter while such Cash Conversion Notice remains in effect, shall receive in lieu of Common Stock cash in an amount per share equal to the Liquidation Preference divided by the difference between 100% and the Applicable Percentage in effect on the Conversion Date (the "Cash Conversion Price"). A Cash Conversion Notice may not be given and shall not be effective on any date unless the Depressed Price Condition exists on such date. The Cash Conversion Notice may (but need not) specify a price range within which such Notice shall be effective. If a price range is so specified, then the Cash Conversion Notice shall be effective on any date only if the average of the low trading prices for the three consecutive trading days prior to such date falls within the specified range. The upper limit of the range so specified shall not exceed $6. If notice of conversion shall be given by a holder of First Preferred shares on a date that a Cash Conversion Notice is in effect, the Corporation shall within one business day following surrender of the share certificate as provided in Section 4(d) hereof make payment of the Cash Conversion Price to such holder by

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

     wire transfer of immediately available funds in U.S. dollars pursuant to such wire transfer instructions as may have been given by such holder, or otherwise by mailing by certified mail a bank cashiers' or certified check for the Cash Conversion Price to the record address of such holder. A Cash Conversion Notice shall cease to be effective (i) if the Depressed Price Condition ceases to exist, (ii) 30 days after its Effective Date, or (iii) if the Corporation fails to make payment of the Cash Conversion Price to any holder entitled thereto in the manner and within the time specified in the foregoing sentence, time being of the essence. If a Cash Conversion Notice ceases to be effective pursuant to clause (iii) of the foregoing sentence, it shall not thereafter be effective as to any holder and no Cash Conversion Notice may thereafter be given by the Corporation. The number of shares that a holder is entitled to convert, determined pursuant to subsections (a) and (b) of this Section 4, shall not be affected by the giving or effectiveness of a Cash Conversion Notice. Any Cash Conversion Notice shall be mailed by first class mail to each holder of First Preferred at its address appearing on the books of the Corporation, shall be transmitted by telecopy or facsimile transmission to any holder which has supplied a telecopy or facsimile address to the Corporation, and unless receipted for by telecopy or facsimile, shall be transmitted by courier service for delivery on the first business day following the date such notice is given.

               (g) Distributions.  In the event the Corporation shall at any
                   -------------
     time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries or other property, other than cash dividends from earnings or dividends of additional shares of Common Stock, then in each such event provision shall be made so that the holders of First Preferred shall receive, upon the conversion thereof, the securities or other property which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

               (h) Certificates as to Adjustments.  Upon the occurrence of any
                   ------------------------------
     adjustment or readjustment of the Conversion Price or the Conversion Cap pursuant to this Section 4, or any adjustment of the prices specified in Sections 3(a)(ii) or 4(f), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of First Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of First Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of First Preferred with respect to each share of Common Stock received upon such conversion.

               (i) Notice of Record Date.  In the event of any taking by the
                   ---------------------
     Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of First Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

               (j) Issue Taxes.  The Corporation shall pay any and all issue and
                   -----------
     other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of First Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (k) Reservation of Stock Issuable Upon Conversion.  The
                   ---------------------------------------------
     Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the First Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the First Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the First Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval.

               (l) Fractional Shares.  No fractional shares shall be issued
                   -----------------
     upon the conversion of any share or shares of First Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of First Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

               (m) Notices.  Any notice required by the provisions of this
                   -------
     Section to be given to the holders of shares of First Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

               (n) Reorganization or Merger.  In case of any reorganization or
                   ------------------------
     any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of First Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of First Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of First Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the First Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of First Preferred.

          5.   Other Provisions.  For all purposes of this Resolution,  the term
               -----------------
     "date of issuance" or "closing" shall mean the day on which shares of the First Preferred are first issued by the Corporation, and the terms "trading price", "low trading price", "closing price", "last trade price", and "trading days" shall have the meanings given them in Section 4(e) hereof. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation.

          6.   Restrictions and Limitations.  The Corporation shall not
               ----------------------------
     undertake the following actions without the consent of the holders of a majority of the First Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the First Preferred, (ii) authorize or issue any other equity security senior to the First Preferred, or (iii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the First Preferred while there exists any arrearage in the payment of cumulative dividends hereunder.

          7.  Voting Rights.   Except as provided herein or as provided for by
              --------------
     law, the First Preferred shall have no voting rights.

          8.   Attorneys' Fees.  Any holder of First Preferred shall be
               ---------------
     entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

          THIRD:    The resolution was adopted in accordance with applicable law and the applicable provisions in the Corporation's charter documents pursuant to a Written Consent of the Board of Directors of Casmyn Corp. on March 5, 1997.

          FOURTH:   The Articles of Incorporation of the Corporation is amended so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences and limitations of each such class and series are as stated in the resolution.


Dated: April 8, 1997                CASMYN CORP.,
                                    a Colorado corporation



                                    By:/s/ Amyn Dahya
                                       ---------------------------------------
                                       Amyn Dahya, Its President



                                    By:/s/ Dennis Welling
                                       ---------------------------------------
                                       Dennis Welling, Its Assistant Secretary